UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 27, 2006

MAGNACHIP SEMICONDUCTOR LLC

(Exact name of Registrant as specified in its charter)

Delaware	333-126019-09	83-0406195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o MagnaChip Semiconductor S.A., 74, rue de Merl, B.P. 709, L-2017 Luxembourg, Grand Duchy of Luxembourg		Not Applicable
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (352) 45-62-62

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective May 27, 2006, MagnaChip Semiconductor, Ltd. (the “Subsidiary”), a subsidiary of registrant MagnaChip Semiconductor LLC (the “Company”), entered into a Service Agreement with Sang Park to serve as Chief Executive Officer and President of the Subsidiary. Mr. Park will be paid an initial base salary of $450,000 per year and with a target annual incentive bonus opportunity of 100% of his base salary. Mr. Park is entitled to customary employee benefits including the cost of housing accommodations and expenses, including up to $200,000 for relocation expenses. The term of the service agreement extends for two years from May 27, 2006, with such initial term automatically extending for additional two-year periods unless written notice is given by either party prior to the termination date. In accordance with the terms of his service agreement, Mr. Park received options to purchase 800,000 common units of the Company at a price of $1.02 per unit. Twenty-five percent of Mr. Park’s options vest on the first anniversary of his service date and an additional 6.25% of the options vest on the last day of each calendar quarter thereafter. If Mr. Park’s employment is terminated without cause or if he resigns for good reason, Mr. Park is entitled to receive payment of all salary and benefits accrued up to the date of termination, payment of his base salary for twelve months and annual incentive bonus for the year in which the termination occurs, twelve months’ accelerated vesting on outstanding equity awards, and continued participation in our benefit plans for twelve months. If such termination occurs in connection with a change in control, Mr. Park is entitled to receive payment of all salary and benefits accrued up to the date of termination, payment of his base salary for two years and annual incentive bonus for the year in which the termination occurs, two years’ accelerated vesting on outstanding equity awards, and continued participation in our benefit plans for two years. In the event of his termination as a result of death or disability, Mr. Park (or his beneficiaries) will be entitled to receive payment of all salary and benefits accrued up to the date of termination and a prorated portion of the annual incentive bonus for the year in which the termination occurs. If Mr. Park’s employment is terminated for cause or if he resigns without good reason, he will be entitled to receive payment of all salary and benefits accrued up to the date of termination and will not be entitled to any other compensation. The agreement also contains customary non-competition and non-solicitation covenants lasting two and three years, respectively, from the date of termination of employment and confidentiality covenants of unlimited duration. The foregoing description is qualified in its entirety by reference to the Service Agreement with Mr. Park, a copy of which is filed as Exhibit 10.36 to this report and incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

Effective May 27, 2006, Dr. Youm Huh has voluntarily resigned from his position as President and Chief Executive Officer of the Subsidiary and terminated that certain Service Agreement dated as of October 6, 2004, by and between Dr. Huh and the Subsidiary. Under the termination arrangement, Dr. Huh will receive a base salary of $400,000 for twelve months, payment of his annual incentive bonus for the year 2006, continued participation in benefit plans for twelve months, and twelve months’ accelerated lapse of repurchase rights on his outstanding equity awards, subject to his compliance with the terms of a senior advisor agreement to be executed at a later date.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective May 27, 2006, Dr. Youm Huh has resigned his position as a director of the Company and as President and Chief Executive Officer of the Company and the Subsidiary.

Effective May 27, 2006, R. Douglas Norby was elected to the Board of Directors of the Company to serve at the discretion of the unitholders of the Company until his successor is duly elected and qualified. Mr. Norby has been named chairperson of the Audit Committee of the Board of Directors of the Company.

Effective May 27, 2006, Sang Park was elected to the Board of Directors of the Company to serve at the discretion of the unitholders of the Company until his successor is duly elected and qualified. Effective May 27,

2006, the Board of Directors appointed Sang Park as President and Chief Executive Officer of the Company and the Subsidiary to serve until his successor is duly appointed and qualified.

Mr. Park is 59 years old. Mr. Park has served as an executive fellow for iSuppli Corporation since January 2005. Prior to joining iSuppli, he was founder and president of SP Associates from September 2003 to December 2004. Mr. Park served Hynix Semiconductor Inc. as Chief Executive Officer from May 2002 to March 2003 and Chief Operating Officer and President of the Semiconductor Division from July 1999 to April 2002.

See Item 1.01 above for a description of the Service Agreement entered by and between the Subsidiary and Mr. Park, which is incorporated herein by reference and qualified in its entirety by reference to the copy of the Service Agreement that is filed as Exhibit 10.36 to this report.

Item 8.01.	Other Events.

Effective May 27, 2006, a proposal by the Company to reserve an additional 400,000 common units of the Company, for an aggregate of 7,890,864 common units of the Company, for issuance upon the exercise of Options or SARs granted or Restricted Unit awards offered under the MagnaChip Semiconductor LLC California Equity Incentive Plan and the MagnaChip Semiconductor LLC Equity Incentive Plan was approved, as permitted under the Company’s Third Amended and Restated Limited Liability Operating Company Agreement, by written consent of unitholders holding 41,840,446.51 common units of the Company constituting 78.75% of the then-outstanding common units of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed as part of this report:

Exhibit No.	Description
10.36	Service Agreement, dated as of May 27, 2006, by and between MagnaChip Semiconductor, Ltd. (Korea) and Sang Park

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNACHIP SEMICONDUCTOR LLC

Dated: May 31, 2006	By:	/s/ Sang Park
Sang Park
Chief Executive Officer and President

Exhibit Index

Exhibit No.	Description
10.36	Service Agreement, dated as of May 27, 2006, by and between MagnaChip Semiconductor, Ltd. (Korea) and Sang Park